Exhibit 10.5
SunTrust Banks, Inc.
2009 Stock Plan

RESTRICTED STOCK UNIT AGREEMENT

SunTrust Banks, Inc. (“SunTrust”), a Georgia corporation, pursuant to action of the Compensation Committee (“Committee”) of its Board of Directors and in accordance with the SunTrust Banks, Inc. 2009 Stock Plan (“Plan”), has granted restricted stock units of SunTrust Common Stock, $1.00 par value (“RSUs”), upon the following terms as an incentive for Grantee to promote the interests of SunTrust:

Name of Grantee	[Name]

Restricted Stock Units	[# of Units]

Grant Date	[Grant Date]
This Restricted Stock Unit Agreement (the “Unit Agreement”) evidences this Grant, which has been made subject to all the terms and conditions set forth on the attached Terms and Conditions and in the Plan.

SUNTRUST BANKS, INC.

Authorized Officer

TERMS AND CONDITIONS RESTRICTED STOCK UNIT AGREEMENT

§ 1. EFFECTIVE DATE. This Grant of RSUs to the Grantee is effective as of [Grant Date] (the “Grant Date”).
§ 2. DEFINITIONS. Whenever the following terms are used in this Unit Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined in this Unit Agreement shall have the same meanings as in the Plan.
(a) Change in Control – means a “Change in Control” as defined in Section 2.2 of the SunTrust Banks, Inc. 2009 Stock Plan.
(b) Change in Control Agreement – means a change in control agreement by and between SunTrust and the Grantee.
(c) Code – means the Internal Revenue Code of 1986, as amended.
(d) Disability – means the Grantee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer and, in addition, has begun to receive benefits under SunTrust’s Long-Term Disability Plan.
(e) Dividend Equivalent Right – means a right that entitles the Grantee to receive an amount equal to any dividends paid on a share of Stock, which dividends have a record date between the Grant Date and the date the Vested Units are paid; provided, however, the amount of any Dividend Equivalent Rights on unvested Restricted Stock Units shall be treated as reinvested in additional shares of Stock on the date such dividends are paid.
(f) Key Employee – means an employee treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code section 416(i) without regard to section (5) thereof)) if the common stock of SunTrust or an affiliate (any member of SunTrust’s controlled group, as determined under Code Section 414(b), (c), or (m)) is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the twelve (12) month period beginning on the April 1 following the identification date.
(g) Retirement – means the termination of employment of the Grantee from SunTrust and its Subsidiaries on or after attaining age 55 and completing five (5) or more years of service as determined in accordance with the terms of the SunTrust Banks, Inc. Retirement Plan, as amended from time to time (the “Retirement Plan”). For purposes of this Unit Agreement, a Grantee who is vested in the Retirement Plan benefit but terminates employment before attaining age 55 or completing at least five (5) years of service is not eligible for Retirement.
(h) Separation from Service – means a “separation from service” within the meaning of Code section 409A.
(i) Severance Plan – means any severance program sponsored by SunTrust Banks, Inc. that provides for benefits upon a Change in Control).
(j) Termination for Cause or Terminated for Cause – means a termination of employment which is due to (i) the Grantee’s willful and continued failure to perform his job duties in a satisfactory manner after written notice from SunTrust to Grantee and a thirty (30) day period in which to cure such failure, (ii) the Grantee’s conviction of a felony or engagement in a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud, (iii) the Grantee’s material violation of the Code of Business Conduct and Ethics of SunTrust or the Code of Conduct of a Subsidiary, (iv) the Grantee’s engagement in an act that materially damages or materially prejudices SunTrust or any Subsidiary or the Grantee’s engagement in activities materially damaging to the property, business or reputation of SunTrust

TERMS AND CONDITIONS RESTRICTED STOCK UNIT AGREEMENT

or any Subsidiary; or (v) the Grantee’s failure and refusal to comply in any material respect with the current and any future amended policies, standards and regulations of SunTrust, any Subsidiary and their regulatory agencies, if such failure continues after written notice from SunTrust to the Grantee and a thirty (30) day period in which to cure such failure, or the determination by any such governing agency that the Grantee may no longer serve as an officer of SunTrust or a Subsidiary.

Notwithstanding anything herein to the contrary, if the Grantee is subject to the terms of a Change in Control Agreement or is covered by a Severance Plan at the time of his termination of employment with SunTrust or a Subsidiary, solely for purposes of this Unit Agreement, “Cause” shall have the meaning provided in the Change in Control Agreement or the Severance Plan.

(k) Termination for Good Reason – means a termination of employment by Grantee due to (i) a failure to elect or reelect or to appoint or to reappoint Grantee to, or the removal of Grantee from, the position which he or she held with SunTrust prior to the Change in Control, (ii) a substantial change by the Board or supervising management in Grantee’s functions, duties or responsibilities, which change would cause Grantee’s position with SunTrust to become of less responsibility or scope than the position held by Grantee prior to the Change in Control or (iii) a substantial reduction of Grantee’s annual compensation from the lesser of: (A) the level in effect prior to the Change in Control or (B) any level established thereafter with the consent of the Grantee.

Notwithstanding anything herein to the contrary, if the Grantee is subject to the terms of a Change in Control Agreement or is covered by a Severance Plan at the time of his termination of employment with SunTrust or a Subsidiary, solely for purposes of this Unit Agreement, “Good Reason” shall have the meaning provided in the Change in Control Agreement or the Severance Plan.

§ 3. VESTING DATE. This RSU grant (and related Dividend Equivalent Rights), if it has not earlier vested in accordance with § 4 or § 5, shall vest in full on the applicable day specified in the following vesting schedule (each a “Vesting Date”):

[33⅓]	% of the Grant shall be vested on the first anniversary of the Grant Date;
[33⅓]	% of the Grant shall be vested on the second anniversary of the Grant Date;
[33⅓]	% of the Grant shall be vested on the third anniversary of the Grant Date.
provided, that on such applicable Vesting Date, Grantee is an active employee of SunTrust or a Subsidiary and has been in the continuous employment of SunTrust or a Subsidiary from the Grant Date through such applicable Vesting Date. If Grantee is not an active employee of SunTrust or a Subsidiary on a Vesting Date, Grantee forfeits all rights to any shares that would otherwise vest on that Vesting Date and on any subsequent Vesting Date; provided, however, shares may vest prior to the Vesting Dates set forth above in accordance with the provisions of § 4 or § 5.
§ 4. ACCELERATED VESTING: CHANGE IN CONTROL. Any RSUs not previously vested shall vest on the date that all of the following events have occurred: (i) there is a Change in Control of SunTrust on or before any Vesting Date; (ii) the Grantee’s employment with SunTrust terminates after the date of such Change in Control, and (iii) such termination of Grantee’s employment is either (1) involuntary on the part of the Grantee and does not result from his or her death or Disability, and does not constitute a Termination for Cause, or (2) voluntary on the part of the Grantee and constitutes a Termination for Good Reason.

Notwithstanding anything herein to the contrary, if the Grantee is subject to the terms of a Change in Control Agreement or is covered by a Severance Plan on the date of a Change in Control that provides for more generous vesting of the Restricted Stock Units, such vesting provisions of the Change in Control Agreement or the Severance Plan shall govern.

§5 TERMINATION OF EMPLOYMENT.

TERMS AND CONDITIONS RESTRICTED STOCK UNIT AGREEMENT

(a) If prior to any Vesting Date, the Grantee’s employment with SunTrust and its Subsidiaries terminates for any reason other than those described in § 5(b), § 5 (c) and § 5 (d) and the termination does not result in accelerated vesting as described in § 4, then any RSUs (and Dividend Equivalent Rights) that are not then vested shall be completely forfeited on the date of such termination of Grantee’s employment.
Notwithstanding anything in this § 5 to the contrary, if Grantee’s employment with SunTrust and its Subsidiaries is terminated “For Cause,” as described above, any RSU which has not vested prior to the effective date of such termination will immediately and automatically without any action on the part of the Grantee or SunTrust, be forfeited by the Grantee.
(b) If the Grantee’s employment with SunTrust terminates prior to any Vesting Date as a result of the Grantee’s (i) death, or (ii) Disability, then any RSUs not previously vested shall be vested immediately on the date of such termination of Grantee’s employment.

(c) If the Grantee's employment with SunTrust is involuntarily terminated by reason of a reduction in force which results in Grantee's eligibility for payment of a severance benefit pursuant to the terms of the SunTrust Banks, Inc. Severance Pay Plan or a Severance Plan or any successor to such plan, then a pro-rata number of shares shall be vested based on the Grantee's service completed from the Grant Date through the date of such termination of Grantee's employment.

For purposes of § 5(c), the pro-rata calculation shall be made by multiplying the number of unvested RSUs that would have vested on the applicable Vesting Date by a fraction, the numerator of which is equal to the number of days from the Grant Date through the date of such termination of employment, and the denominator of which is equal to the number of days from the Grant Date through the applicable Vesting Date.

(d) If Grantee is or becomes eligible for Retirement on or after the Grant Date, then a pro-rata number of shares shall be vested based on the Grantee's service completed from the Grant Date through the date of such termination of the Grantee’s employment.

For purposes of § 5(d) above, the pro-rata calculation shall be made by multiplying the number of unvested RSUs that would have vested on the applicable Vesting Date by a fraction, the numerator of which is equal to the number of days from the Grant Date through the date of such termination of employment, and the denominator of which is equal to the number of days from the Grant Date through the applicable Vesting Date.
§ 6. PAYMENT OF AWARD.
(a)Subject to § 6(b), the total number of Restricted Stock Units (and related Dividend Equivalent Rights) which vest, if any, in accordance with § 3, § 4, or § 5 of this Unit Agreement (the “Vested Units”) shall be paid in a lump sum on the specified dates, as follows:

[insert # equal to 33⅓%]	shall be paid on the first anniversary of the Grant Date;
[insert # equal to 33⅓%]	shall be paid on the second anniversary of the Grant Date;
[insert # equal to 33⅓%]	shall be paid on the third anniversary of the Grant Date.

(b) Notwithstanding the specified dates set forth in § 6(a), the total number of Vested Units shall be distributed in a lump sum upon the earliest to occur of the following: (i) the date of the Grantee’s death, (ii) the date of the Grantee’s Disability, or (iii) the date of the Grantee’s Separation from Service. In the event payment is made pursuant to sub-paragraph (i), (ii) or (iii) above, such payment shall be made on the last day of the sixty (60) day period which commences immediately following the date of the applicable event. Except as set forth below, the Vested Units shall be distributed in an equivalent number of shares of Stock; provided, however, the Grantee’s right to any fractional share of Stock shall be paid in cash. In the

TERMS AND CONDITIONS RESTRICTED STOCK UNIT AGREEMENT

event the Restricted Stock Units (and related Dividend Equivalent Rights) vest following a Change in Control pursuant to § 4, the Vested Units shall be paid in cash, and the amount of the payment for each Vested Unit to be paid in cash will equal the Fair Market Value of a share of Stock on the date of the Change in Control. Notwithstanding anything herein to the contrary, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six (6) months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid in the seventh month following the Grantee’s Separation from Service.
(c) The Grantee shall be entitled to a Dividend Equivalent Right for each Vested Unit. At the same time that the Vested Units are paid, SunTrust shall pay each Dividend Equivalent Right in shares of Stock to the Grantee, provided, however, the Grantee’s right to any fractional share of Stock shall be paid in cash. In the event the Restricted Stock Units vest pursuant to § 4, related Dividend Equivalent Rights shall be paid in cash.
(d) The Grantee will not have any shareholder rights with respect to the Restricted Stock Units, including the right to vote or receive dividends, unless and until shares of Stock are issued to the Grantee as payment of the vested Restricted Stock Units.
§ 7. COVENANTS, RESTRICTIONS AND LIMITATIONS.
(a) By accepting the Restricted Stock Units, the Grantee agrees not to sell Stock at a time when applicable laws or SunTrust’s rules prohibit a sale. This restriction will apply as long as the Grantee is an employee, consultant or director of SunTrust or a Subsidiary of SunTrust. Upon receipt of nonforfeitable shares of Stock pursuant to this Unit Agreement, the Grantee agrees, if so requested by SunTrust, to hold such shares for investment and not with a view of resale or distribution to the public, and if requested by SunTrust, the Grantee must deliver to SunTrust a written statement satisfactory to SunTrust to that effect. The Committee may refuse to issue any shares of Stock to the Grantee for which the Grantee refuses to provide an appropriate statement.

(b) To the extent that the Grantee does not vest in any Restricted Stock Units, all interest in such units, the related shares of Stock, and any Dividend Equivalent Rights shall be forfeited. The Grantee shall have no right or interest in any Restricted Stock Unit or related share of Stock that is forfeited.
(c) Upon each issuance or transfer of shares of Stock in accordance with this Unit Agreement, a number of Restricted Stock Units equal to the number of shares of Stock issued or transferred to the Grantee shall be extinguished and such number of Restricted Stock Units will not be considered to be held by the Grantee for any purpose.
§ 8. RECOVERY OF AWARDS. The Committee will evaluate overall Company and business unit performance in making its award decisions. By accepting this Grant, Grantee agrees to return to SunTrust (or to the cancellation of) all or a portion of any grant, paid and unpaid, vested or unvested, previously granted to such Grantee based upon a determination made by the Committee pursuant to § 8(a), § 8(b), and § 8(c) below. The Committee shall impose a clawback authorized below only to the extent determined appropriate by the Committee. All determinations by the Committee shall be final and binding. All references to the “Committee” in this § 8 shall include the Committee and the Committee’s designee.

(a) Miscalculation of Performance Metric. If the Committee determines that a financial metric used to determine vesting of a Grant was calculated incorrectly, whether or not SunTrust is required to restate its financial statements and without regard to whether such miscalculation was due to fraud or intentional misconduct, then the Committee may require reimbursement of all or part of a Grant previously paid to Grantee and/or authorize the cancellation of unpaid or unvested Grants in the amount by which any such Grant exceeded a lower payment that would have been made based on the correctly calculated financial metric. In addition, the Grant shall be subject to the clawback requirements of (i) §954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and implementing rules

TERMS AND CONDITIONS RESTRICTED STOCK UNIT AGREEMENT

and regulations thereunder, (ii) similar rules under the laws of other jurisdictions and (iii) policies adopted by SunTrust to implement such requirements, all to the extent determined by the Committee to be applicable to Grantee.

(b) Detrimental Conduct. If the Committee determines that Grantee has engaged in Detrimental Conduct, then Grantee shall be required to reimburse SunTrust all or a portion of the Grant previously vested or paid and/or will be subject to cancellation of unvested or unpaid Grant. “Detrimental Conduct” means any one of the following: (1) the commission of an act of fraud or dishonesty in the course of the Grantee’s employment; (2) improper conduct by the Grantee including, but not limited to, fraud, unethical conduct, falsification of SunTrust’s records, unauthorized removal of SunTrust property or information, theft, violent acts or threats of violence, unauthorized possession of controlled substances on the property of SunTrust, conduct causing reputational harm to SunTrust or its clients, or the use of SunTrust property, facilities or services for unauthorized or illegal purposes; (3) the improper disclosure by the Grantee of proprietary, privileged or confidential information of SunTrust or a SunTrust client or former client or breach of a fiduciary duty owed to SunTrust or a SunTrust client or former client; (4) the commission of a criminal act by the Grantee, whether or not performed in the workplace, that constitutes a felony or a crime of comparable magnitude under applicable law as determined by SunTrust in its sole discretion, or that subjects, or if generally known, would subject SunTrust to public ridicule or embarrassment; (5) the commission of an act or omission which causes the Grantee or SunTrust to be in violation of federal or state securities laws, rules or regulations, and/or the rules of any exchange or association of which SunTrust is a member, including statutory disqualification; (6) the Grantee’s failure to perform the duties of Grantee’s job which are set forth in Grantee’s written job description, written operating policies, inBalance goals or other written document available to Grantee and which in each case SunTrust views as being material to Grantee’s position and the overall business of SunTrust under circumstances where such failure is detrimental to SunTrust; (7) the material breach of a written policy applicable to teammates of SunTrust including, but not limited to, the SunTrust Code of Business Conduct and Ethics; (8) an act or omission by the Grantee which results or is intended to result in personal gain at the expense of SunTrust; or (9) another act or omission which constitutes “cause” for termination.

(c) Loss. In order to encourage sustainable, long-term performance, settlement of the Restricted Stock Units (and related Dividend Equivalent Rights) shall be specifically conditioned on the Company and its lines of business remaining profitable during the period from the Grant Date until the applicable payment date. If a loss is determined to have occurred, then the Committee, together with key control functions, shall review such losses and Grantee’s accountability for such losses, and may require reimbursement of all or part of a Grant previously paid to Grantee and/or authorize the cancellation of unpaid or unvested Grants. In making such determination, the Committee shall consider all relevant facts and circumstances, including (i) the magnitude of the loss (including positive or negative variance from plan); (ii) Grantee’s degree of involvement (including such factors as Grantee’s current or former leadership role with respect to SunTrust or the relevant line of business, and the degree to which Grantee was involved in decisions that are determined to have contributed to the loss); and (iii) Grantee’s performance.
§ 9. WITHHOLDING.
(a) Upon the payment of any Restricted Stock Units, SunTrust’s obligation to deliver shares of Stock or cash to settle the Vested Units and Dividend Equivalent Rights shall be subject to the satisfaction of applicable tax withholding requirements, including federal, state, and local requirements. The Grantee must pay to SunTrust any applicable federal, state or local withholding tax due as a result of such payment.
(b) The Committee shall have the right to reduce the number of shares of Stock delivered to the Grantee to satisfy the minimum applicable tax withholding requirements.
§ 10. NO EMPLOYMENT RIGHTS. Nothing in the Plan or this Unit Agreement or any related material shall give the Grantee the right to continue in the employment of SunTrust or any Subsidiary or adversely affect the right of SunTrust or any Subsidiary to terminate the Grantee’s employment with or without cause at any time.

TERMS AND CONDITIONS RESTRICTED STOCK UNIT AGREEMENT

§11. OTHER LAWS. SunTrust shall have the right to refuse to issue or transfer any shares under this Unit Agreement if SunTrust acting in its absolute discretion determines that the issuance or transfer of such Stock might violate any applicable law or regulation.
§ 12. MISCELLANEOUS.

(a) This Unit Agreement shall be subject to all of the provisions, definitions, terms and conditions set forth in the Plan and any interpretations, rules and regulations promulgated by the Committee from time to time, all of which are incorporated by reference in this Unit Agreement.

(b) The Plan and this Unit Agreement shall be governed by the laws of the State of Georgia (without regard to its choice-of-law provisions).

(c) Any written notices provided for in this Unit Agreement that are sent by mail shall be deemed received three (3) business days after mailing, but not later than the date of actual receipt or, if delivered electronically, on the date of transmission. Notices shall be directed, if to Grantee, at Grantee’s address (or email address) indicated.

(d) If one or more of the provisions of this Unit Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Unit Agreement to be construed so as to foster the intent of this Unit Agreement and the Plan.

(e) This Unit Agreement (which incorporates the terms and conditions of the Plan) constitutes the entire agreement of the parties with respect to the subject matter hereof. This Unit Agreement supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters.